Exhibit 10.6

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT ("Agreement") made and entered into as of May 1, 2016 by and between DYADIC INTERNATIONAL, INC., a Delaware corporation, with its principal place of business at 140 lntracoastal Pointe Drive, Suite 404, Jupiter, Florida 33477 (the "Company"), and THOMAS L. DUBINSKI, a resident of Florida ("Employee"). (The Company and Employee are sometimes hereinafter jointly referred to as the "parties" and individually as a "party.")

Recitals:

A.	Employee has been employed by the Company as its Vice President and Chief Financial Officer since August 4, 2014 pursuant to an Employment Agreement dated July 15, 2014 (the "Original Contract").

B.	The Company wishes to assure itself of the services of Employee for the period provided in this Agreement by entering into this Agreement and thereby superseding the Original Contract.

NOW, THEREFORE, in consideration of the foregoing recitals, and the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereby agree as follows:

ARTICLE I
EMPLOYMENT RELATIONSHIP

1.1    Recitals. The Recitals to this Agreement are hereby incorporated herein and made a part hereof.

1.2    Employment. Subject to the terms and conditions of this Agreement, the Company hereby agrees to continue to employ Employee to serve as the Company's Vice President and Chief Financial Officer and Employee hereby accepts such ongoing employment, and agrees to perform all of his assigned duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner, and in compliance with the Company's Code of Business Conduct and Ethics, a copy of which appears on the Company's website.

1.3    Duties; Reporting Authority. Employee shall continue to have the normal and customary duties, responsibilities and authority of a Person (as that term is defined in Article VII below) holding the title and job description set forth in Sec. 1.2 hereof, and in addition, shall perform such other duties on behalf of the Company as may be assigned to him by the Chief Executive Officer ("CEO") of the Company, or by the Company's Board of Directors (the "Board"). Employee shall report to the CEO of the Company in connection with Employee's performance of his duties.

1.4    Exclusive Employment. While employed by the Company, Employee agrees to devote his entire business time, energy, attention and skill to the Company (except for permitted vacation periods and reasonable periods of illness or other incapacity), and use his good faith best efforts to promote the interests of the Company. The foregoing shall not be construed as prohibiting Employee from spending such time as may be reasonably necessary to attend to his investments and personal and other affairs, so long as such activities do not conflict or interfere with Employee's obligations and/or timely performance of his duties to the Company hereunder.

1.5    Employee Representations. Employee hereby represents and warrants to the Company that:

(a)    the execution, delivery and performance by Employee of this Agreement and any other agreements contemplated hereby to which Employee is a party do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which he is bound;

(b)    Employee is not a party to or bound by any employment agreement, non-competition agreement or confidentiality agreement with any other Person or entity; and

(c)    Employee hereby acknowledges and represents that he has consulted with, or had the opportunity to consult with, independent legal counsel regarding his rights and obligations under this Agreement and fully understands the terms and conditions contained herein.

1.6    Company Representations. The Company hereby represents and warrants to Employee that the execution, delivery and performance by the Company of this Agreement and any other agreements contemplated hereby to which the Company is a party do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Company is a party or by which it is bound.

1.7    Indemnification.

(a)    By Employee. Employee shall indemnify and hold the Company harmless from and against any and all claims, demands, losses, judgments, costs, expenses, or liabilities incurred by the Company arising out of or in connection with the breach of any representation or warranty of Employee contained in Sec. 1.5, Article IV and Sec. 6.1 of this Agreement.

(b)    By the Company. The Company shall indemnify and hold Employee harmless from and against any and all claims, demands, losses, judgments, costs, expenses, or liabilities incurred by Employee arising out of or in connection with the breach of any representation or warranty of the Company contained in this Agreement. Further, the Company shall defend, indemnify and hold Employee harmless to the fullest extent permitted by applicable law and the Bylaws of the Company.

ARTICLE II
PERIOD OF EMPLOYMENT

2.1    Employment Period. Employee shall continue to be an employee of the Company until the date fixed by the provisions of Sec. 2.2 hereof, subject to the early termination provisions of Article V hereof (the "Employment Period").

2.2    Term of Employment Period. The Employment Period of this Agreement shall begin on the date hereof and shall continue until April 30, 2018 unless terminated as provided in Article V below.

ARTICLE Ill
COMPENSATION

3.1    Annual Base Compensation. The Company shall pay to Employee an annual base salary (the "Annual Base Compensation") in the amount of two hundred twenty five thousand dollars ($225,000). The Annual Base Compensation shall be paid in regular installments in accordance with the Company's general payroll practices, and shall be subject to the payment by the Company of all required federal, state and local withholding taxes. Employee's Annual Base Compensation shall be reviewed by the Company's CEO and the Compensation Committee of the Board (the "Compensation Committee") annually.

3.2    Potential Bonuses. In respect of each of the twelve (12) month periods (each, a "Contract Year") falling within the Employment Period, Employee shall be eligible to earn as a bonus, in the sole discretion of the Compensation Committee, a stock option to purchase up to an aggregate of one hundred sixty thousand (160,000) shares of the Company's common stock (the "2016 and 2017 Maximum Option Bonus"), provided, however that there shall be no obligation on the part of the Company to pay or award Employee any bonus. The amount of such bonus, if any, which is awarded to Employee (the "Bonusable

Amount") shall be memorialized by the Company at the time of award in a Stock Option Agreement setting forth the number of shares optioned, the term of the option and the exercise price. In the absolute discretion of the Company's Compensation Committee, Employee may be entitled to receive an additional discretionary bonus, as and if the Company shall determine from time to time. Any Bonusable Amount awarded or paid to Employee hereunder will be payable not later than seventy five (75) days after the close of the Company's fiscal year for which the bonus was awarded, in accord with the short-term deferral exemption of Sec. 409A of the Internal Revenue Code and the regulations promulgated thereunder, each as amended ("Sec. 409A").

3.3    Stock Option Grants. Upon the full execution of this Agreement, Employee will be granted a stock option to purchase fifty three thousand three hundred thirty three (53,333) shares of the Company's common stock (the "First Option") pursuant to the Company's 2011 Equity Incentive Award Plan (the "Plan") which share amount comprises one third (1/3) of the 2016 and 2017 Maximum Option Bonus. The exercise price per share of the First Option will be equal to the fair market value per share of the Company's common stock on May 2, 2016. The term of the First Option will be ten (10) years from the grant date. The First Option will vest immediately. Employee has received a copy of the Plan and agrees to the terms and conditions thereof.

Employee will also be granted a five (5) year stock option to purchase two hundred fifty thousand (250,000) shares of the Company's common stock at the same exercise price applicable to the First Option, which option shall vest and become exercisable if the Company's shares of common stock commence trading on the Nasdaq Capital Market or other stock exchange approved by the Board.

3.4    Expenses. During the Employment Period, Employee shall be entitled to reimbursement of all travel, entertainment and other business expenses reasonably incurred in the performance of his duties for the Company, upon submission of all receipts and accounts with respect thereto, and approval by the Company thereof, in accordance with the business expense reimbursement policies adopted by the Company from time to time. Any such reimbursement that would constitute nonqualified deferred compensation subject to Sec. 409A shall be subject to the following additional rules: (a) no reimbursement of any such expense shall affect Employee's right to reimbursement of any other such expense in any other taxable year, (b) reimbursement of the expense shall be made, if at all, not later than the end of the calendar year following the calendar year in which the expense was incurred, and (c) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

3.5    Vacation. In respect of each Contract Year falling within the Employment Period, Employee shall be entitled to four (4) weeks of vacation, or if greater, the number of weeks of vacation proscribed by the vacation policies of the Company then in effect from time to time, provided that unused vacation may be used by Employee in the following Contract Year only in accordance with and as permitted by the Company's then current vacation policies in effect from time to time.

3.6    Other Fringe Benefits. During the Employment Period, if, as and when they are being provided to other employees of the Company holding positions with the Company comparable to Employee's position, Employee shall also be entitled to receive the same fringe benefits offered to such employees including, but not limited to, health insurance benefits, disability benefits and retirement benefits.

3.7    Other Incentive Compensation. Employee shall be eligible to participate during the Employment Period in such incentive plans, stock option plans, stock purchase plans and any other long-term compensation plans, programs or arrangements which may be adopted by the Company and applicable to Employee as determined by the Company's Compensation Committee, in its sole discretion.

ARTICLE IV
COVENANTS OF EMPLOYEE

4.1    Proprietary Rights. Employee hereby expressly agrees that all research, discoveries, inventions and innovations (whether or not reduced to practice or documented), improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether patentable or unpatentable, and whether or not reduced to writing), trade secrets (being information about the business of the Company which is considered by the Company to be confidential and is proprietary to the Company) and confidential information, copyrightable works, and similar and related information (in whatever form or medium), which (x) either (i) relate to the Company's actual or anticipated business, research and development or existing or future products or services or (ii) result from any work performed by Employee for the Company and (y) are conceived, developed, made or contributed to in whole or in part by Employee during the Employment Period ("Work Product") shall be and remain the sole and exclusive property of the Company. Employee shall communicate promptly and fully all Work Product to the Company.

(a)    Work Made for Hire. Employee acknowledges that, unless otherwise agreed in writing by the Company, all Work Product eligible for any form of copyright protection made or contributed to in whole or in part by Employee within the scope of Employee's employment by the Company during the Employment Period shall be deemed a "work made for hire" under the copyright laws and shall be owned exclusively by the Company.

(b)    Assignment of Proprietary Rights. Employee hereby assigns, transfers and conveys to the Company, and shall assign, transfer and convey to the Company, all right, title and interest in and to all inventions, ideas, improvements, designs, processes, trademarks, service marks, trade names, trade secrets, trade dress, data, discoveries and other proprietary assets and proprietary rights in and of the Work Product (the "Proprietary Rights") for the Company's exclusive ownership and use, together with all rights to sue and recover for past and future infringement or misappropriation thereof, which shall enjoy exclusive ownership and use, together with all rights to sue and recover for past and future infringement or misappropriation thereof.

(c)    Further Instruments. At the request of the Company, at all times during the Employment Period and thereafter, Employee will promptly and fully assist the Company as the case may be) in effecting the purpose of the foregoing assignment, including but not limited to the further acts of executing any and all documents necessary to secure for the Company such Proprietary Rights and other rights to all Work Product and all confidential information related thereto, providing cooperation and giving testimony.

(d)    Inapplicability of Sec. 4.1 in Certain Circumstances. The Company expressly acknowledges and agrees that, and Employee is hereby advised that, this Sec. 4.1 does not apply to any invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on Employee's own time, unless (i) the invention relates to the business of the Company or to the Company's actual or demonstrably anticipated research or development or (ii) the invention results from any work performed by Employee for the Company.

4.2    Ownership and Covenant to Return Documents. Employee agrees that all Work Product and all documents or other tangible materials (whether originals, copies or abstracts), including without limitation, price lists, quotation guides, outstanding quotations, books, records, manuals, files, sales literature, training materials, customer records, correspondence, computer disks or print-out documents, contracts, orders, messages, phone and address lists, invoices and receipts, and all objects associated therewith, which in any way relate to the business or affairs of the Company, either furnished to Employee by the Company or prepared, compiled or otherwise acquired by Employee during the Employment Period, shall be the sole and exclusive property of the Company. Employee shall not use, copy or duplicate any of the aforementioned documents or objects, nor remove them from the facilities of the Company, nor use any information concerning them except for the benefit of the Company, either during the Employment Period or thereafter. Employee agrees that he will deliver all of the aforementioned documents and objects that may be in his possession to the Company on the termination of his employment with the Company, or at any other time upon the Company's request, together with his written certification of compliance with the provisions of this Sec. 4.2 in the form of Exhibit A to this Agreement in accordance with the provisions of Sec. 5.3 hereof.

4.3    Non-Disclosure Covenant. For a period commencing on the date of this Agreement and ending on the last to occur of five (5) years following the date of execution of this Agreement or three (3) years following the date of the termination of the Employment Period (the "Non-Disclosure Period"), Employee shall not, either directly or indirectly, disclose to any "unauthorized person" or use for the benefit of Employee or any Person other than the Company any Work Product or any knowledge or information which Employee may acquire while employed by the Company (whether before or after the date of this Agreement) relating to (a) the financial, marketing, sales and business plans and affairs, financial statements, analyses, forecasts and projections, books, accounts, records, operating costs and expenses and other financial information of the Company, (b) internal management tools and systems, costing policies and methods, pricing policies and methods and other methods of doing business, of the Company, (c) customers, sales, customer requirements and usages and distributor lists, of the Company, (d) agreements with customers, vendors, independent contractors, employees and others, of the Company, (e) existing and future products or services and product development plans, designs, analyses and reports, of the Company, (f) computer software and databases developed for the Company, trade secrets, research, records of research, models, designs, drawings, technical data and reports of the Company, and (g) correspondence or other private or confidential matters, information or data whether written, oral or electronic, which is proprietary to the Company and not generally known to the public (individually and collectively "Confidential Information"), without the Company's prior written permission. For purposes of this Sec. 4.3, the term "unauthorized person" shall mean any Person who is not (i) an officer or director of the Company or an employee of the Company for whom the disclosure of the knowledge or information referred to herein is necessary for his performance of his assigned duties, or (ii) a Person expressly authorized by the Company to receive disclosure of such knowledge or information. The Company expressly acknowledges and agrees that the term "Confidential Information" excludes information which is (A) in the public domain or otherwise generally known to the trade, or (B) disclosed to third parties other than by reason of Employee's breach of his confidentiality obligations hereunder or (C) learned of by Employee subsequent to the termination of his employment hereunder from any other party not then under an obligation of confidentiality to the Company. Further, Employee covenants to the Company that in Employee's performance of his duties hereunder, Employee will not violate any confidentiality obligations he may have to any third Persons.

4.4    Non-Interference Covenants. Employee covenants to the Company that while Employee is employed by the Company hereunder and for the two (2) year period thereafter (the "Noninterference Period"), he will not, for any reason, directly or indirectly: (a) solicit, hire, or otherwise do any act or thing which may induce any other employee of the Company to leave the employ or otherwise interfere with or adversely affect the relationship (contractual or otherwise) of the Company, with any person who is then or thereafter becomes an employee of the Company; (b) do any act or thing which may interfere with or adversely affect the relationship ( contractual or otherwise) of the Company with any vendor of goods or services to the Company or induce any such vendor to cease doing business with the Company; or (c) except for Competitive Activities (as defined in Sec. 4.5 hereof) engaged in by Employee after the expiration of the Non-Competition Period, do any act or thing which may interfere with or adversely affect the relationship (contractual or otherwise) of the Company with any customer of the Company or induce any such customer to cease doing business with the Company.

4.5    Covenant Not To Compete. Employee expressly acknowledges that (a) Employee's performance of his services for the Company hereunder will afford him access to and cause him to become highly knowledgeable about the Company's Confidential Information; (b) the agreements and covenants contained in this Sec. 4.5 are essential to protect the Confidential Information, business and goodwill of the Company and the restraints on Employee imposed by the provisions of this Sec. 4.5 are justified by these legitimate business interests of the Company; and (c) Employee's covenants to the Company set forth in this Sec. 4.5 are being made both in consideration of the Company's employment of Employee and other financial benefits of this Agreement. Accordingly, Employee hereby agrees that while Employee is employed by the Company and for the one (1) year period thereafter (the "Non-Competition Period"), Employee shall not, anywhere in the United States, directly or indirectly, own any interest in, invest in, lend to, borrow from, manage, control, participate in, consult with, become employed by, render services to, or in any other manner whatsoever engage in, any business which is competitive with any lines of business actively being engaged in by the Company in the development or use of gene expression systems (collectively, "Competitive Activities").

The preceding to the contrary notwithstanding, Employee shall be free to make investments in the publicly-traded securities of any corporation, provided that such investments do not amount to more than one percent (1%) of the outstanding securities of any class of such corporation.

4.6    Remedies for Breach. If Employee commits a breach, or threatens to commit a breach, of any of the provisions of this Article IV, the Company shall have the right and remedy, in addition to any other remedy that may be available at law or in equity, to have the provisions of this Article IV specifically enforced by any court having equity jurisdiction, by the entry of temporary, preliminary and permanent injunctions and orders of specific performance, together with an accounting therefor, it being expressly acknowledged and agreed by Employee that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Any such injunction shall be available without the posting of any bond or other security, and Employee hereby consents to the issuance of such injunction. Employee further agrees that any such injunctive relief obtained by the Company shall be in addition to, and not in lieu of, monetary damages and any other remedies to which the Company may be entitled. Further, in the event of an alleged breach or violation by Employee of any of the provisions of Sections 4.3, 4.4 or 4.5 hereof, the Non-Disclosure Period, the Non-Interference Period and/or the Non-Competition Period, as the case may be, shall be tolled until such breach or violation has been cured.

ARTICLE V
TERMINATION OF EMPLOYMENT

5.1    Termination and Triggering Events. Notwithstanding anything to the contrary else- where contained in this Agreement, the Employment Period shall terminate upon the occurrence of any of the following events (hereinafter referred to as "Triggering Events"): (a) Employee's death; (b) Employee's Total Disability; (c) Employee's Resignation; (d) a Termination by the Company for Cause; or (e) a Termination by the Company without Cause.

5.2    Rights upon Occurrence of a Triggering Event. Subject to the provisions of Sec. 5.3 hereof, the rights of the parties upon the occurrence of a Triggering Event shall be as follows:

(a)    Termination by the Company for Cause: If the Triggering Event was a Termination by the Company for Cause, Employee shall be entitled to receive his Annual Base Compensation and accrued but unpaid vacation through the date thereof in accordance with the policy of the Company, and to continue to participate in the Company's health, insurance and disability plans and programs through that date and thereafter, only to the extent permitted under the terms of such plans and programs.

(b)    Death or Total Disability: If the Triggering Event was Employee's death or Total Disability, Employee (or Employee's designated beneficiary) shall be entitled to receive Employee's Annual Base Compensation and accrued but unpaid vacation through the date thereof and to continue to participate in the Company's health, insurance and disability plans and programs through the date of termination and thereafter only to the extent permitted under the terms of such plans and programs.

(c)    Termination by the Company Without Cause: If the Triggering Event was a Termination by the Company Without Cause, Employee shall be entitled to receive his Annual Base Compensation and accrued but unpaid vacation through the date thereof plus, in the discretion of the Company's Compensation Committee, the 2016 and 2017 Maximum Option Bonus, payable in accordance with the Company's normal payroll practices, and for the six (6) month period following the date of termination of Employee's employment with the Company (the "Severance Period"), an amount per month equal to one-twelfth (1/12) of Employee's Annual Base Compensation on the date of termination in installments consistent with the Company's normal payroll practices, commencing with the first regular payroll payment date following the termination of the Employment Period (collectively, the "Severance Benefits"), and to continue to participate in the Company's health, insurance and disability plans and programs for the six (6) month period following the date of termination of Employee's employment with the Company (the "Severance Period"); provided that Employee shall be entitled to receive such Severance Benefits during the Severance Period if (i) Employee has executed and delivered to the Company an effective and irrevocable General Release substantially in form and substance as set forth in Exhibit B to this Agreement within fifty (50) days after his termination date, and (ii) Employee has not breached any of his covenants to the Company set forth in this Agreement. To the extent any payments under this Sec. 5.2(c) are treated as non-qualified deferred compensation subject to Sec. 409A, if the fifty (50) calendar day period from Employee's termination date through the expiration of any applicable revocation period with respect to the General Release begins in one taxable year and ends in the following taxable year, then payments shall not commence being paid or be paid until the beginning of the second taxable year.

(d)    Cessation of Entitlements and Company Right of Offset. Except as other- wise expressly provided herein, all of Employee's rights to salary, employee benefits, fringe benefits and bonuses hereunder (if any) which would otherwise accrue after the termination of the Employment Period shall cease upon the date of such termination. The Company may offset any loans, cash advances or fixed amounts which Employee owes the Company against any amounts it owes Employee under this Agreement. Notwithstanding anything herein to the contrary, if at the time of Employee's separation from service, Employee is a "specified employee" as defined below, any and all amounts payable under this Agreement on account of that separation from service that constitute deferred compensation subject to Sec. 409A as determined by the Company in its discretion and that would, but for this provision, be payable within six (6) months following the date of separation, shall instead be paid on the next business day following the expiration of the six (6) month period. Also, for purposes of this Agreement, the phrase "termination of employment" and correlative phrases mean a "separation from service" as defined in Treas. Regs. Sec. 1.409A-1(h) and the term "specified employee" means someone determined by the Company to be a specified employee under Treas. Regs. Sec. 1.409A-1 (i). For the avoidance of doubt, any tax liability to which the Employee is subject under Sec. 409A shall be solely Employee's responsibility. Each payment under this Agreement or any benefit plan of the Company is intended to be treated as one of a series of separate payments for purposes of Sec. 409A and Treas. Regs. Sec. 1.409A-2(b)(2)(iii) (or any similar or successor provisions, including without limitation, any similar state law provisions).

(e)    Resignation for Good Reason. If Employee resigns for Good Reason, Employee shall be entitled to receive his Annual Base Compensation and accrued but unpaid vacation through the date thereof plus, in the discretion of the Company's Compensation Committee, the 2016 and 2017 Maximum Option Bonus, payable in accordance with the Company's normal payroll practices, and for the Severance Period, the Severance Benefits and to continue to participate in the Company's health, insurance and disability plans and programs for the Severance Period.

(f)    Change of Control. In the event of a Change of Control (as defined in the Plan) during the Employment Period, vesting of Employee's stock options theretofore granted shall accelerate and be exercisable on the date of the Change of Control. In the discretion of the Compensation Committee, Employee may be awarded an additional bonus on or before the occurrence of a Change of Control.

5.3    Survival of Certain Obligations and Termination Certificate. The provisions of Articles IV, V, VI and VIII shall survive any termination of the Employment Period, whether by reason of the occurrence of a Triggering Event or the expiration of the Employment Period. Immediately following the termination of the Employment Period, Employee shall promptly return to the Company all property required to be returned to the Company pursuant to the provisions of Sec. 4.2 hereof and execute and deliver to the Company the Termination Certificate attached hereto as Exhibit A and by this reference made a part hereof.

ARTICLE VI
ASSIGNMENT

6.1    Prohibition of Assignment by Employee. Employee expressly agrees for himself and on behalf of his executors, administrators and heirs, that this Agreement and his obligations, rights, interests and benefits hereunder shall not be assigned, transferred, pledged or hypothecated in any way by Employee, his executors, administrators or heirs, and shall not be subject to execution, attachment or similar process. Any attempt to assign, transfer, pledge, hypothecate or otherwise dispose of this Agreement or any such rights, interests and benefits thereunder contrary to the foregoing provisions, or the levy of any attachment or similar process thereupon shall be null and void and without effect and shall relieve the Company of any and all liability hereunder.

6.2    Right of Company to Assign. Except as provided in the next sentence, the rights, but not the obligations of the Company shall be assignable and transferable to any successor-in-interest without the consent of Employee. In the instance of a sale of the Company or the sale of all or substantially all of the assets of the Company, this Agreement and the rights and obligations of the Company hereunder may be assigned to the acquiring party without Employee's consent, and for purposes of this Agreement, such acquirer shall thereafter be deemed to be the Company.

ARTICLE VII
DEFINITIONS

"Person" means an individual, partnership, limited liability company, trust, estate, association, corporation, governmental body or other juridical being.

"Resignation" means the voluntary termination of employment hereunder by Employee providing the Company with at least thirty (30) days prior written notice of Employee's intention to terminate the Employment Period.

''Termination by the Company for Cause" means termination by the Company of Employee's employment on account of a finding by the Company that Employee has: (i) breached this Agreement or any other agreement between Employee and the Company; (ii) engaged in the diversion of corporate opportunity, fraud, embezzlement, theft, commission of a felony or proven dishonesty, in the course of his performance of his services hereunder; or (iii) disclosed trade secrets or other Confidential Information of the Company to Persons not entitled to receive such information; provided that the termination of Employee's employment hereunder by the Company shall not be deemed a Termination by the Company for Cause unless and until there shall have been delivered to Employee a written notice from an authorized officer of the Company (after reasonable notice (in light of the circumstances surrounding the termination) to and an opportunity for Employee, alone and in person, to have a face-to-face meeting with an authorized officer of the Company) stating that in the good faith opinion of the Company, Employee was guilty of the conduct set forth in one or more of the foregoing clauses.

"Termination by the Company without Cause" means a termination of Employee's employment by the Company which is not a Termination by the Company for Cause.

"Total Disability" means Employee's inability, because of illness, injury or other physical or mental incapacity, to perform his duties hereunder (as determined by the Company in good faith) for a continuous period of ninety (90) consecutive days, or for a total of ninety (90) days within any three hundred sixty (360) consecutive day period, in which case such Total Disability shall be deemed to have occurred on the last day of such ninety (90) day or three hundred sixty (360) day period, as applicable.

ARTICLE VIII
GENERAL

8.1    Notices. All notices under this Agreement shall be in writing and shall be deemed properly sent, (i) when delivered, if by personal service or reputable overnight courier service, or (ii) when received, if sent (x) by certified or registered mail, postage prepaid, return receipt requested, or (y) via facsimile transmission (provided that a hard copy of such notice is sent to the addressee via one of the methods of delivery or mailing set forth above on the same day the facsimile transmission is sent); to (A) Employee at the address of his principal place of residence on file with the Company from time to time and (B) to the Company, as follows:

Dyadic International, Inc.
140 lntracoastal Pointe Drive, Suite 404
Jupiter, Florida 33477
Attn: Mark A Emalfarb, CEO
Facsimile (561) 743-8343

8.2    Governing Law. This Agreement shall be subject to and governed by the laws of the State of Florida without regard to any choice of law or conflicts of law rules or provisions (whether of the State of Florida or any other jurisdiction), irrespective of the fact that Employee may become a resident of a different state.

8.3    Binding Effect. The Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and Employee and his executors, administrators, personal representatives and heirs.

8.4    Complete Understanding. This Agreement constitutes the complete understanding between the parties hereto with regard to the subject matter hereof, and supersedes the Original Contract and any and all prior agreements and understandings relating to the terms of Employee's employment by the Company which shall, to the extent not inconsistent with the terms and provisions of this Agreement, remain in full force and effect as to any rights and obligations of the parties thereunder in existence prior to the date of this Agreement, provided that, in the event of any inconsistency between the provisions of this Agreement and the provisions of any other agreements between Employee and the Company, or in the event of any inconsistency between the rights and obligations of the parties under this Agreement and the rights and obligations of the parties under any prior agreement, the provisions of this Agreement shall control.

8.5    Amendments. No change, modification or amendment of any provision of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

8.6    Waiver. The waiver by the Company of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee. The waiver by Employee of a breach of any provision of this Agreement by the Company shall not operate as a waiver of any subsequent breach by the Company.

8.7    Venue, Jurisdiction, Etc. Employee hereby agrees that any suit, action or proceeding relating in any way to this Agreement may be brought and enforced in the Circuit Court of Palm Beach County of the State of Florida or in the District Court of the United States of America for the Southern District of Florida, and in either case Employee hereby submits to the jurisdiction of each such court. Employee hereby waives and agrees not to assert, by way of motion or otherwise, in any such suit, action or proceeding, any claim that Employee is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Employee consents and agrees to service of process or other legal summons for purpose of any such suit, action or proceeding by registered mail addressed to Employee at his address listed in the business records of the Company. Nothing contained herein shall affect the rights of the Company to bring a suit, action or proceeding in any other appropriate jurisdiction. Employee and the Company do each hereby waive any right to trial by jury he or it may have concerning any matter relating to this Agreement. The parties agree that in the event of the institution of any action at law or in equity by either party to enforce the provisions of this Agreement, the losing party shall pay all of the costs and expenses of the prevailing party, including reasonable legal fees, incurred in connection therewith.

8.8    Severability. If any portion of this Agreement shall be for any reason invalid or unenforceable, the remaining portion or portions shall nevertheless be valid, enforceable and carried into effect.

8.9    Headings. The headings of this Agreement are inserted for convenience only and are not to be considered in the construction of the provisions hereof.

8.10    Counterparts. This Agreement may be executed in counterparts, both of which, taken together, shall constitute one and the same agreement.

SIGNATURES FOLLOW ON PAGE 11

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above-written.

DYADIC INTERNATIONAL, INC.

By:	/s/ Mark A. Emalfarb
Mark A Emalfarb, CEO

/s/ Thomas L. Dubinski
THOMAS L. DUBINSIK

DYADIC INTERNATIONAL (USA), INC. 140 lntracoastal Pointe Drive, Ste. 404 Jupiter, Florida 33477 Tel: 561-743-8333 Fax: 561-743-8343 www.dyadic.com

May 1, 2016

Thomas L. Dubinski
11015 Legacy Lane APT 103
Palm Beach Gardens, Florida 33410

Re: Change of control compensation

Dear Tom,

Simultaneously herewith, you are entering into an Employment Agreement with Dyadic today which supersedes the Employment Agreement dated July 15, 2014 (the "Original Contract") that set the terms for your employment as Dyadic's Vice President and Chief Financial Officer effective August 4, 2014. Sec. 5.2(h) of the Original Contract entitled Change of Control provided you with certain rights in the event of a Change of Control, which term is defined in Dyadic's 2011 Equity Incentive Award Plan. Because your new Employment Agreement supersedes the Original Contract, the purpose of this letter agreement is to assure you that the provisions of Sec. 5.2(h) continue in full force and effect. Specifically, if your employment is terminated by the Dyadic or if you resign your employment at Dyadic for Good Reason (as that term is defined in Sec. 5(f) of the Original Contract) before April 30, 2018, you shall be entitled to receive the Severance Benefits (as that term is defined in Sec. 5.2(h) of the Original Contract) and to continue to participate in Dyadic's health insurance and disability plans and programs for the 12 months following the date of your involuntary termination or resignation.

Please acknowledge the foregoing by signing your name where indicated below.

Very truly yours,

/s/ Mark A. Emalfarb
Chief Executive Officer

Acknowledged this 1st day of May, 2016

/s/ Thomas L. Dubinski
Thomas L. Dubinski